Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-128798, No. 333-128799 and No. 333-128800 and Form S-8 No. 333-119516) of Eagle Hospitality Properties Trust, Inc. and in the related Prospectuses of our report dated April 29, 2005, with respect to the financial statements of BPG/CGV Hotel Partners IX LLC for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 22, 2006

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